State of Delaware
Secretary of State
Division of Corporations
Delivered 04:26 PM 03/24/2006
FILED 04:26 pm 03/24/2006
SRV 060284666 – 3560511 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

-First: The name of this Corporation is Viscorp, Inc.

-Second: its registered office in the State of Delaware is to be located at 1201 Orange Street, Ste. 600 Street, in the City of Wilmington County of Newcastle Zip Code 19801.

The registered agent in charge thereof is Agents and Corporations, Inc.

-Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

-Fourth: The amount of the total stock of this corporation is authorized to issue is 50,000,000 shares (number of authorized shares) with a par value of $0.0001 per share.

-Fifth:  The name and mailing address of this incorporator are as fillows:

Name	Charles Driscoll______________________
Mailing Address	627 Nevin Ave_______________________ Sewickley, PA Zip Code 15143

-I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 24 day of March, A.D. 2006.

By:	/s/ Charles Driscoll 3-24-06
Name:	Charles Driscoll______________________ (type or print)